Exhibit 99.1

Statement by Stephen B. Ashley
Chairman of the Board
January 12, 2007

Ken has provided the company with valuable strategic counsel, leadership and service throughout his tenure on the Board. He fulfilled his board responsibilities with the same public spiritedness, integrity and dedication that he has demonstrated throughout his entire career. We will miss him.

Contact:	Brian Faith 202-752-6720